Exhibit 10.52

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of October 1, 2014 (the “Effective Date”) by and between Sylvia R. Wagner (the “Consultant”) and Assurant, Inc. (the “Company”).

WHEREAS, the Consultant plans to retire from full time employment with the Company as Executive Vice President, with her last day of employment being October 1, 2014 (the “Retirement Date”);

WHEREAS, the Company wishes to retain the Consultant, and the Consultant wishes to be retained by the Company, to provide consulting services to the Company on the terms and conditions set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.	Engagement and Services

(a) Engagement.

(i)	The Company hereby engages the Consultant to provide consultancy services to the Company in connection with the succession of her role as Executive Vice President, the succession of the Chief Executive Officer and the Chief Financial Officer roles, and any related executive team structuring, retention and communication issues (collectively, the “Services”), and the Consultant agrees to provide such Services for the consideration set forth herein.

(ii)	The specific tasks that the Company wishes the Consultant to perform and advice that the Company wishes the Consultant to provide shall be communicated to the Consultant by the Chief Executive Officer from time to time.

(b) Equipment and Supplies; Office. The Consultant shall provide the Services using her own equipment and supplies and shall be based in her home office.

(c) Hours. In addition to participating in scheduled meetings or conference calls as necessary, the Consultant shall be available to consult as needed up to a maximum of one day per week. Consistent with her obligations under this Agreement, the Consultant is free to perform services for other recipients and is not obligated to work exclusively for the Company.

2.	Consultancy Period

(a) Period. The Consultant’s obligation to provide the Services shall commence on October 2, 2014 and shall remain in effect until the earlier of:

(i)	one year from the Effective Date, or

(ii)	the termination of this Agreement as provided in Section 2(b), below,

such period being hereinafter referred to as the “Consultancy Period” and the last day of the Consultancy Period being hereinafter referred to as the “Termination Date.”

(b) Unilateral Termination; Death or Disability. This Agreement

(i)	may be terminated by either the Company or the Consultant, with or without cause, by the terminating party giving written notice to the other party no less than 30 calendar days before the Termination Date;

(ii)	in the event of the death or disability of the Consultant, shall automatically be terminated effective as of the date of death or the first day of such disability (as determined in good faith by the Company).

(c) Effect of Termination.

(i)	If (A) the Termination Date is set by mutual agreement of the parties, or (B) the Company unilaterally terminates this Agreement other than for cause, or (C) the Agreement is terminated by reason of the Consultant’s death or disability, then the Consultant (or, in the case of death, the Consultant’s estate or legal representative of her estate) shall bill, and the Company shall pay, for the Services through the last calendar day of the month in which the Termination Date falls.

(ii)	If the Consultant unilaterally terminates this Agreement or the Company terminates this Agreement for cause, the Consultant shall bill, and the Company shall pay, for the Services through the Termination Date, with the payment for any final incomplete month equal to the Monthly Rate (as defined in section 3(a), below) times the number of days in the month through and including the Termination Date divided by 30.

(iii)	Upon the Termination Date, all obligations, rights and duties arising out of this Agreement shall terminate except (A) the Company’s duty to make any remaining payments to the Consultant as provided for herein and (B) the obligations, rights and duties provided for in the sections specified in section 12, below.

3.	Consultancy Fee and Expenses

(a) Monthly Rate; Billing and Payment. In consideration of the Services to be rendered hereunder, the Company shall pay the Consultant a fee of $20,834.00 per month (the “Monthly Rate”) for each month of the Consultancy Period, subject to proration as provided in Section (2)(c)(ii), above. The Consultant shall bill on a monthly basis and following the Termination Date, and the Company shall pay within 30 days of receipt of each invoice.

(b) Expenses. The Consultant shall be entitled to reimbursement for all out-of-pocket expenses reasonably incurred in the performance of the Services, which shall be billed monthly and following the Termination Date by the Consultant and supported by normal and customary documentation for such expenses.

4.	Work Product

(a) Defined. In this Agreement, the term “Work Product” shall mean all tangible products generated by Consultant as a result of her own efforts or jointly with others in the performance of the Services, including, but not limited to, any and all notes, materials, records, slides, information, presentations and analyses recorded or preserved in any written, electronic, or other tangible form whatsoever.

(b) Ownership. The Consultant hereby irrevocably assigns to the Company all right, title and interest in and to the Work Product. The Consultant will not make any use of any of the Work Product other than in connection with performance of the Services. Promptly after the Termination Date and at any other time upon the request of the Company, the Consultant shall, at the Company’s option, (i) deliver all Work Product to the Company or (ii) destroy all Work Product in a secure and confidential manner and certify to the Company that she has done so.

5.	Confidential Information

(a) Defined. In this Agreement, the term “Confidential Information” shall mean all Work Product and any and all other confidential information and trade secrets that the Company or any of its other employees, officers, directors, consultants or agents provides, or otherwise becomes known, to the Consultant relating to the Services or the Consultant’s employment with the Company before the Retirement Date, as well as all non-public information that the Consultant acquires in the performance of the Services, unless it is in or comes into the public domain without breach of this Agreement by the Consultant.

(b) Non-Disclosure and Non-Use. Unless otherwise agreed to in advance in writing by the Company, and except as provided in the proviso to this provision, below, the Consultant will:

(i)	keep all Confidential Information in strict confidence and not disclose it to any third party except in confidence to other employees of, consultants to or agents of the Company involved in the issues that are the subject matter of the Services with the consent of the Company;

(ii)	not use the Confidential Information for any purpose other than the performance of the Services;

(iii)	take appropriate measures to prevent Confidential Information from being inadvertently disclosed to or seen or heard by any person other than members of the Board of Directors of the Company (the “Board”), officers of the Company who are involved in the issues to which the Services relate, or other authorized consultants or agents retained by the Company in connection with such issues;

provided, however, that, in the event that, at any time, the Consultant is under a legal duty, including pursuant to any subpoena or other order of a court or government agency of competent jurisdiction, to disclose Confidential Information, the Consultant (A) shall notify counsel for the Company promptly upon receiving any such subpoena or document or otherwise learning of the existence of any such duty, and (B) disclose Confidential Information only to the extent legally required, as advised by her counsel. In connection with any such subpoena, order or request, the Company shall provide legal counsel or pay the fees and expenses, if any, of counsel for the Consultant. Such counsel may act as counsel for the Company (and/or counsel for the Board) unless, because of a conflict of interest, it is necessary for the Consultant to have separate counsel, in which case such counsel will subject to the approval of the Company, not to be unreasonably withheld.

(c) Return or Destruction of Confidential Information. Promptly after the Termination Date and at any other time upon the request of the Company, the Consultant shall, at the Company’s option, (i) deliver to the Company all Confidential Information that is in written, electronic or other tangible form or (ii) destroy all such Confidential Information in a secure and confidential manner and certify to the Company that she has done so.

6.	Non-Competition; Non-Solicitation

(a) Non-Competition. For a period of one year from the Effective Date, the Consultant will not associate with or engage in (whether as a director, officer, employee, partner, consultant, agent or advisor) business or other activities that are, directly or indirectly, competitive with the business of the Company without obtaining the prior written consent of the Company.

(b) Non-Solicitation. During the term of this Agreement and for a period of one year after the Termination Date, the Consultant shall not, whether on the Consultant’s own behalf or on behalf of any entity or person, directly or indirectly (i) solicit or encourage any employee of the Company to leave the employment of the Company; or (ii) hire any employee who was employed by the Company as of the Termination Date or who left the employment of the Company coincident with, or within six months prior to, the Termination Date.

7.	Insurance; Liability; Indemnity

The Consultant understands and acknowledges that, in performing the Services, she will not be covered under the Company’s insurance policies. The Company will indemnify and hold the Consultant harmless for any liability that she may incur as a result of the performance of the Services, other than due to the Consultant’s gross negligence or gross misconduct, and shall provide counsel or advance or reimburse fees and expenses of counsel as necessary in the event that the Consultant is subject to legal proceedings as a result of providing the Services; provided, however, that such counsel may act as counsel for the Company (and/or counsel for the Board) unless, because of a conflict of interest, it is necessary for the Consultant to have separate counsel, in which case such counsel will subject to the approval of the Company, not to be unreasonably withheld.

8.	Independent Contractor; No Employee Benefits; Taxes; No Agency or Authority

(a)	Independent Contractor. The Consultant will render the Services as an independent contractor and not as an employee of the Company, and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship.

(b)	No Employee Benefits. The Consultant shall not be eligible for or entitled to any employee benefits of the Company. The Consultant understands that in the event the Internal Revenue Service or other governmental authority were to determine that the Consultant and the Company were mistaken in their characterization of the Consultant as an independent contractor, the Consultant would then be in an excluded class of employees ineligible to participate in the Company’s employee benefit plans and would not become entitled to retroactive benefits thereunder.

(c)	Taxes. The Consultant shall be solely responsible for all income, employment and self-employment tax reporting and returns and payments required to be filed with or paid to any federal, state, or local tax authority with respect to the Consultant’s performance of the Services and receipt of fees under this Agreement. Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on the Consultant’s behalf. The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to the Consultant under this Agreement. The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

(d)	No Agency or Authority. This Agreement does not authorize the Consultant to act for the Company as its agent or to make any representation, contract or binding commitments on their behalf.

9.	Assignment

The Services to be performed by the Consultant hereunder are personal in nature. The Company has engaged the Consultant as a result of the Consultant’s knowledge, abilities and expertise relating to such Services. The Consultant may not assign, sell, transfer, delegate or otherwise dispose any right, duty or obligation under this Agreement.

10.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law or conflict of law rules or doctrines.

11.	General

(a)	Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject hereof and supersedes all prior and contemporaneous understandings and communications relating thereto.

(b)	Waiver or Modification. No waiver of any provision of this Agreement shall constitute a waiver of any other provision or of the same provision on another occasion. Failure of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision or any other provision of this Agreement. This Agreement may not be modified or amended except by writing signed by both parties, provided, however, that the sending of an email from either party’s email account, when received by the other party, shall constitute a “signature” for purposes of this provision.

(c)	Notices. Any writing written notice or consent required or permitted hereunder may be given electronically, including by email, or by mail or delivery, as follows:

1.	If to the Consultant:

by email to sylviawagner22@gmail.com; or

by U.S. Mail or delivery to:

Sylvia R. Wagner

5417 NE Northgate Crossing

Lee’s Summit, MO 64064

2.	If to the Company:

by email addressed to bart.schwartz@assurant.com; or by U.S. Mail or delivery to:

Chief Legal Officer

Assurant, Inc.

One Chase Manhattan Plaza

41st Floor

New York, NY 10005

(d)

Severability. It is expressly understood and agreed that although the Consultant and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or any other restriction contained in this Agreement is an unenforceable restriction against the Consultant, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and to such maximum extent as such court may judicially determine or indicate to be enforceable (provided that in no event shall any such amendment broaden the time period or scope of any restriction herein). Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12.	Survival of Provisions

Sections 4, 5, 6, 7, 8, 10 and 11, above, and this Section 12, shall survive the termination of this Agreement.

13.    Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

Consultant

/s/ Sylvia R. Wagner
Sylvia R. Wagner

Assurant, Inc.

/s/ Bart Schwartz
By:	Bart Schwartz
Executive Vice President,
Secretary and Chief Legal Officer